[NORTH FORK LOGO]

                                                      PRESS RELEASE

          FOR IMMEDIATE RELEASE         Contact:  Daniel M. Healy
                                                  Executive Vice President
                                                  Chief Financial Officer

                 NORTH FORK BANCORP. ANNOUNCES COMPLETION OF
                      DUE DILIGENCE BY METRO BANCSHARES

                    Mattituck, N.Y. - July 20, 1994 - North Fork
          Bancorporation, Inc. (NYSE:NFB) announced today that Metro Bancshares Inc. (AMEX:MTO) has completed its due diligence of the business and financial condition of North Fork and has determined to proceed with the merger. The due diligence was conducted pursuant to a condition in the definitive merger agreement of June 27, 1994, whereby North Fork would acquire Metro in a stock for stock exchange valued at $142 million. Metro had 30 days to complete its review. North Fork finalized its review prior to the execution of the merger agreement.

                    "We are please with the result and expect to conclude the transaction in the fourth quarter of this year" stated John Adam Kanas, Chairman, President and
          Chief Executive Officer.

                    North Fork Bancorporation, Inc., with total assets of $2 billion, deposits of $1.4 billion and stockholders' equity of $162.4 million, or $11.39 book value per share, is the holding company for North Fork Bank, the largest independent commercial bank headquartered on Long Island. The Bank operates thirty-five branches in Suffolk, Nassau, Westchester and Rockland Counties.